Exhibit 99.3

                 3Q 2004 EARNINGS CONFERENCE CALL

           Remarks of Michael S. Geltzeiler, SVP and CFO
                          April 29, 2004


Thanks, Tom

In addition to the improved business profitability, this quarter has been a very productive period for the company in terms of strengthening our balance sheet and capital structure; and reducing our overhead infrastructure.

We were pleased with another strong quarter of Free Cash Flow generation. Free Cash Flow for the third quarter was $61 million, $1 million favorable to prior year. Improved cash flows were mostly driven by higher operating profits, particularly in the international markets, offset somewhat by the fact that last year included some non-operating cash flows related to asset sales and by the timing of working capital improvements from the
second quarter.   Free Cash Flow through nine months totaled $157
million, 16% ahead of the comparative period last year. We are well on track to exceed our external guidance that full year Free Cash Flow will exceed last year's level of $162 million. We now expect the figure to comfortably exceed $170 million.

During the quarter, we repaid $61 million of debt, reducing our
total debt levels to $737 million.   We also successfully
completed a debt offering that raised $300 million of seven-year
debt with a fixed rate coupon of 6.5%.   The proceeds from this
offering were used to pay down our term loans, transitioning the company to a more diversified capital structure. At March 31st, the company's $737 million of debt consisted of $300 million of seven year 6.5% fixed rate debt and $437 million of variable rate
term loans with a maturity of May 2008.   Tranche A of our term
loan, which had the faster amortization schedule, was completely paid off during this transaction. Our $192 million revolver remains intact and was undrawn as of March 31st.

The reduction in leverage, particularly as it relates to our
senior secured debt, was welcomed by our lenders.   As a result,
they agreed to an amendment of our debt covenants, that gives the company increased financial flexibility to pay dividends and also, to repurchase stock, which was previously prohibited. Although these actions remain restricted, the basket was increased from $25 to $50 million.

Cash on hand totaled $57 million as of March 31st, resulting in a net debt position of $680 million. This is already well below the $700 million year-end net debt target set at the beginning of this year. We expect a further reduction in debt for the fourth quarter.

The debt offering and subsequent retirement of $300 million of term loans resulted in the write-off of $5 million of previously incurred debt financing fees and $1 million from the disposition of a portion of interest rate caps, which were no longer required. These two non-cash charges were reported in Other Income and Expense, net.

Ongoing interest expense, net was $10 million in the quarter, reflecting a weighted average interest rate of 4.5%. At current borrowing costs, this rate would increase to 5.1% for the fourth quarter, reflecting a full quarter of the long-term debt. However, we expect the average borrowing rate to fall below 5% as the company is in the process of negotiating the repricing of its remaining term loan debt to reflect the dramatic reduction in leverage on its senior secured debt. We have notified our lenders of our intentions. We expect to complete the repricing amendment by mid-May.

The company continued to make progress on its plan to reduce overhead costs by at least $70 million by fiscal 2005. This initiative should allow us to improve margins and allocate funds to invest in our growth areas. We expect to report savings in overhead expenses of about $55 million for fiscal 2004. Since December 2002, the company has reduced its non-sales force employee count by nearly 600 positions. Many of the staff reductions occurred internationally, which was the primary contributor to this quarter's profit improvement in International
Businesses.   Given the lower staffing levels, we are reassessing
our infrastructure costs in several international markets, similar to the exercise we have undertaken at our Westchester Headquarters. In a number of the international markets, our local company owns its facilities and maintains space in excess
of current operating requirements.   We have initiated a
strategic assessment of these locations and will be evaluating alternatives, where market conditions are favorable and it makes economic sense.

Plans to sell and partially leaseback our Westchester Headquarters facility are on track. We distributed the offering memorandum in February and received over 150 qualified expressions of interest. Preliminary bids were due last week. Potential investors were invited to bid on either or both of two potential transactions: (1) the sale-leaseback of the building or
(2) the development of our 114 acres.   Although we are still not
ready to provide sale estimates while we are in the bidding process, we are comfortable providing the following additional information in response to the considerable amount of interest that this transaction has received from our investors and lenders.

  1. We received over 20 bona fide bids for either all or parts of the transaction. We are currently working through the bid process with Cushman & Wakefield, our outside advisors. We remain confident that we will identify one or more
      purchasers during the fourth quarter.   However, it is very
      possible that the due diligence and contract negotiations will push the transaction into the early part of Fiscal 2005, meaning after June 30th.

  2. We expect to leaseback approximately 200,000 square feet, or a third of the current facility.

  3. The property has a book value of $31 million and a tax basis of $44 million. And...

  4. Once consummated, we expect the transactions will provide a capital gain, a sizeable cash inflow, and ongoing operating
      savings, beginning in 2005.   Our guidance for full year
      EPS, cash flow and net debt excludes the expected benefits of the sale and partial leaseback of our Westchester facility.

Lastly, one of the most significant drivers of unfavorable profit and EBITDA comparisons this year versus last has been higher Corporate Unallocated expenses. As communicated throughout this fiscal year, we expect to report, within this category, approximately $18 million in lower pension income and an incremental $4 million of higher post-retirement medical costs and $4 million of higher restricted stock expense. However, we are pleased to report that for the last twelve months ending March 31st, which is our measurement period for next year's pension accounting, the return on our US pension assets has exceeded 30%. This performance further improves the funding status of our already overfunded US pension position and will result in a more favorable year-over-year comparison of pension income for Fiscal 2005. Additionally, the recently announced government subsidy for post-retirement medical costs should further restrain increases in this expense category.


So in summary, unlike our transition from Fiscal 2003 to Fiscal 2004, which had several non-operating comparisons that negatively affected EPS, we have already created circumstances or identified several factors that will result in favorable comparisons for Fiscal 2005. These include lower debt levels and interest expense, higher pension income, and reduced facility and overhead-related operating expenses.

Tom and I will now take your questions.